Exhibit 99.1

Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD NAMES GORDON COBURN TO BOARD OF DIRECTORS
WASHINGTON, D.C. (November 8, 2007) — The Corporate Executive Board Company (“CEB” or the “Company”) (NASDAQ: EXBD) announced that Gordon Coburn has today been elected to its Board of Directors.
Mr. Coburn is the Chief Financial and Operating Officer of Cognizant Technology Solutions Corporation (“Cognizant”) (NASDAQ: CTSH), a leading provider of global IT and business process outsourcing services. Since joining Cognizant in 1997, Mr. Coburn has helped oversee its growth to over $2 billion in annualized revenue and a global staff of over 50,000, as well as its entry into the NASDAQ-100 and S&P 500 indices. Prior to joining Cognizant, Mr. Coburn served in a number of key financial management roles with the Dun & Bradstreet Corporation. He also serves as a director of ICT Group, Inc. (NASDAQ: ICTG) and the Commercial Services Division of the Information Technology Association of America. Mr. Coburn is a graduate of Wesleyan University and holds a Masters of Business Administration from the Tuck School of Business at Dartmouth College.
Tom Monahan, Chief Executive Officer of The Corporate Executive Board, commented, “We are delighted to welcome Gordon to the CEB Board of Directors. Gordon is a proven strategist and leader in a high growth business services environment. His operating, strategic, and financial acumen will be a huge asset as CEB grows and scales across the coming years. And, his experience as a customer will help us to ensure that our products deliver real ROI for member companies.”
With his election, CEB’s Board of Directors now consists of nine directors, seven of whom are independent under NASDAQ’s rules.
CEB is a leading provider of best practices research and analysis focusing on corporate strategy, operations, and general management issues. CEB provides its integrated set of services currently to more than 3,700 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs, and Web-based access to a library of over 300,000 corporate best practices. For more information, please visit http://www.executiveboard.com.
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